Exhibit 10.20

PURCHASE & MARKETING AGREEMENT
EXCLUSIVE PRODUCTION APPHARVEST, LLC
(United States)

This agreement (“Agreement”) is made this 28th day of March, 2019 (“Effective Date”) between AppHarvest, Inc., a Delaware corporation (“Grower”) and Mastronardi Produce Limited, a corporation incorporated pursuant to the laws of the Province of Ontario, Canada, having its principal office at 2100 Road 4 East, ON CAN9Y 2E, Kingsville, Ontario, Canada (“Mastronardi”).

Recitals

Grower’s Designated Greenhouse Facility:	Morehead, Kentucky
Facility Products:	tomatoes, cucumbers and, or peppers
Growing Acres:	60
Initial Term:	10 years
Initial Term Commencement Date:	date of commercial harvest of first crop

Mastronardi is engaged in business as an importer, marketer and dealer of fruits and vegetables, with experience in domestic and international markets. Mastronardi wish to enter into an agreement by which they will cooperate in the growing, harvesting, packing and general operation of the Facility upon terms and conditions set forth in this Agreement.

Therefore, in consideration of the mutual covenants herein contained, and of other good and valuable consideration, the Parties incorporate the above Recitals and further agree as follows:

1.	Grower hereby agrees to grow, cultivate, harvest, produce, export (if applicable), and sell certain types and quantities of fresh Products of the Facility to Mastronardi set forth in the above Recitals (collectively, the “Products”), and Mastronardi hereby agrees to purchase certain types and quantities of Products from Grower, in accordance with the terms and conditions of this Agreement. Grower shall grow such Products on the lands comprising of the Facility as Mastronardi shall designate as set forth in this Agreement.

2.	Grower’s responsibilities include the following:

(a)            Grower hereby agrees to grow, cultivate, harvest, produce, and sell certain types and quantities of Products as set forth in the above Recitals and Mastronardi hereby agrees to purchase certain types and quantities of Products from Grower, in accordance with the terms and conditions of this Agreement. Grower shall grow such Products on the lands comprising of the Facility. Grower shall grow and package the Products from the Facility. Any additional or change in the geographic location of the Facility must be agreed to by the Parties in writing. Grower is responsible for the production, management, administration and operation of the Facility and will grow and pack all crops applicable to this Agreement.

(b)            Grower is not to inventory more than [***] of packaging materials for any given pack format. At the end of the Term, Mastronardi will purchase the unused packaging applicable to the Products up to the [***] inventory. If Grower does store more inventory levels than required by Mastronardi and the pack format changes, Mastronardi is not responsible for any dollar value, costs or other charges, claims or damages above and beyond the [***]. Grower will produce, pack and have the Product ready for pick up by Mastronardi from the Facility in accordance with this Agreement and any respective purchase orders for the Products.

3.	Marketing; Quality; Product Pricing; Packaging.

(a)            Mastronardi shall market and sell the Products, directly or indirectly, to its customers. Grower has agreed to have Mastronardi market and be the exclusive purchaser of one-hundred percent (100%) of the production of the Products from the Facility, and Mastronardi has agreed to purchase one-hundred percent (100%) of such production that is of a quality at or above United States Department of Agriculture Grade No. 1 Standards and export quality standards within North America (which includes Canada, US, and Mexico), and of a quality required by Mastronardi’s customers (collectively, “#1 Product”). If Mastronardi rejects, returns or otherwise refuses Products on the basis that Products do not meet #1 Product standards under this Agreement, Grower will have the right, at Grower’s cost and expense, to sell or otherwise dispose of the Products so long as the Products are, (i) not sold as USDA #1 Product, (ii) not identified with any trade name, trademark, or other marks associated with Mastronardi, including its SUNSET® brand, or any of its customer’s private label brands or marks, and (iii) no Mastronardi (or Mastronardi customer’s) related packaging or similar materials shall be used to transport, sell, distribute or otherwise dispose of the Products.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)            Mastronardi shall determine the marketing and branding of all Products of the Facility, provided, however, subject to the instructions of Mastronardi’s customers for the Products to use of a customer private label brand. Mastronardi will use best efforts to include or incorporate a valid AppHarvest trade names, trade dresses, branding (the, “AppHarvest Marks”) on packages of the Product, which may also bear one or more other trademarks, including trade names, trade dresses, branding, and/or logos, owned or controlled by Mastronardi, and other trademarks trade dresses, branding, and/or logos that are not AppHarvest Marks (the “Mastronardi Marks”). For avoidance of doubt, Mastronardi is under no obligation to include any of the AppHarvest Marks on packaging for the Products if including the AppHarvest Marks conflicts with instructions from Mastronardi’s customer for the Products. In addition, Mastronardi shall be under no obligation to include any of the AppHarvest Marks on packaging for the Products in the event AppHarvest suffers a material impairment to its reputation, or the reputation of one or more of the AppHarvest Marks, as determined by Mastronardi. As between the Parties and their Affiliates, Mastronardi owns all rights, titles, and interest in and to the Mastronardi Marks. AppHarvest shall not challenge the validity of the Mastronardi Marks. AppHarvest shall also not apply, register or attempt to register any of the Mastronardi Marks, or any confusingly similar mark to the Mastronardi Marks, in AppHarvest’s name, directly or indirectly through a third party, for any class of goods or services. During the Term, AppHarvest will only use or otherwise permit the use of AppHarvest Marks on tomatoes, cucumbers, peppers and berries from production of facilities located in any or all of [***] in accordance with the terms of this Agreement.

4.	All prices for the Products (commodity or specialty) include Grower’s packaging and labor costs and expenses. All payments to be made by Mastronardi to Grower for the Products shall be made by bank transfer or any other means acceptable to the Parties.

5.	Grower will produce, pack and deliver to Mastronardi, Products of the Facilities in the manner set forth in this Agreement, and Mastronardi shall market and sell such Products, directly or indirectly, to customers in any or all of Canada, United States of America, Asia, Mexico or Europe. The Parties may expand this Agreement to include other greenhouse acreage and products by the written amendment or such other written agreement of the Parties.

6.	Market Price. Mastronardi shall except as specifically set forth in this Agreement (including any Addendums) and subject to Mastronardi’s reasonable business judgment, use commercially reasonable efforts to obtain market prices for the Products that are consistent with the best and highest prices available during the duration of the applicable growing season, based upon seasonality, prevailing market conditions and customer commitments at the time and location of sale. Except as may be set forth otherwise in this Agreement or in a separate written agreement by the Parties (including price terms for any specialty products that the Parties may negotiate from time to time during the Term), the Parties hereby further agree and intend to establish sales terms consistent with the foregoing with respect to all produce related transactions contemplated or otherwise actually performed under this Agreement, in which case all prices include packaging and labor and Mastronardi shall be paid [***], plus [***] costs incurred in the sale and distribution of the Product, as reasonably determined by Mastronardi (the, “Market Price”).

7.	[***] [***].

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.	/s/ JW	Initials /s/ PM
Grower Mastronardi

8.	Grower will only package Products under Mastronardi’s approved packaging and procedures for the growing, packaging, and shipping of the Products. All packaging of the Products shall be purchased from either Mastronardi, an approved Affiliate of Mastronardi, or a supplier approved by Mastronardi in writing. Unless agreed to otherwise in writing by Grower and Mastronardi, on a growing season basis, packaging prices to be paid by Grower and other sale terms will be set forth in sales invoices issued by Mastronardi or an Affiliate of Mastronardi to Grower.

9.	Mastronardi is authorized and shall be entitled to fully deduct from sale proceeds or any other monies owed to Grower, all costs, fees and other indebtedness that Grower owes to Mastronardi and any of its Affiliates, [***], together with rights of set off. Any and all deductions shall not be limited only to the proceeds of any single produce transaction.

10.	Mastronardi shall also be authorized to deduct the full amount of any and all damages or expenses related to any claim against any Product shipments from Grower to Mastronardi, from any sums that may be due and owing Grower, together with rights of set off and such deductions shall not be limited to only the proceeds of the produce transaction subject to any such claim.

11.	The Parties hereby agree and intend to establish a running account that runs to the end of each relevant growing season and, therefore, is not a divisible contract for the sale of produce.

12.	Exclusive Distribution of Facility Products. The Parties further agree that Mastronardi is appointed by Grower as the sole and exclusive distributor of Products and Grower shall only utilize the Facility in furtherance of this Agreement and Grower shall not directly or indirectly sell, market or distribute the Products, except through Mastronardi. If either or both, (i) Grower intentionally fails or refuses to plant varieties, grow or delivery Product in accordance with the terms and conditions of this Agreement (including a failure or refusal to replanting any diseased or destroyed crop at Mastronardi’s direction), or (ii) any breach in exclusivity of this Agreement by Grower; then Grower shall pay to Mastronardi as liquidated damages the sum of $[***] US dollars for [***] assigned to Mastronardi for the growing season in which the breach occurs, and for each remaining growing season thereafter during the Term for which such breach, violation or exclusivity is violated on a per acre basis. Any partial breach or violation of an acre shall be deemed a breach of the entire acre. The Parties further agree that damages would be difficult to ascertain and that the provisions of this Section are reasonable and have been negotiated in good faith.

13.	Restrictive Covenants. Grower agrees and shall be subject to and governed by the Non-Solicitation and Employ and Non-Competition provisions set forth in Exhibit A.

14.	Mastronardi grants Grower a non-transferable, non-exclusive right to use Mastronardi’s trademark(s) and certain customer third-party trademark(s), solely for purposes in furtherance of this Agreement and sale of Products to Mastronardi, and as identified, permitted and directed by Mastronardi from time to time during the Term. Grower shall not and cannot sublicense any Mastronardi trademark(s) or the third-party trademark(s). Mastronardi has the right at any time to terminate any and all use by Grower of any Mastronardi trademarks and/or third-party trademarks.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.	/s/ JW	Initials /s/ PM
Grower Mastronardi

15.	Grower covenants, warrants and agrees that, throughout the Term of this Agreement, including any renewal or extension thereof, the quality of the produce delivered by Grower to Mastronardi from the Facility shall fulfill the requirements of all applicable laws. All produce shall be free of contaminants prohibited by the laws of all applicable jurisdictions where Products are grown, harvested and sold, and will be properly labeled and comply with weight requirements of all applicable laws. Grower warrants that it is properly registered or shall be registered prior to commencing production, by the United States Food and Drug Administration under the Bioterrorism Act of 2002 and further warrants that it will actively maintain a third party food safety certification from certifying entities recognized in the United States and Canada and further warrants that it will actively maintain a third party food safety certification to the standard required by the top three retailers that sell the Products in North America from certifying entities recognized in the final importing country. Grower will provide a current certificate, audit report, water testing results, and proof of FDA registration to Mastronardi. All documentation must be written in the English language.

16.	Upon pick up of the Products at the Facility by Mastronardi, title of the Products shall transfer from Grower to Mastronardi and Mastronardi will be responsible for the cost of logistics and shipment of the Products from the pick-up from the Facility to the first destination point that may be at a Mastronardi or Affiliate facility or a Mastronardi customer facility (in each case, the “First Destination Point”). Upon delivery of the Products by Mastronardi to the First Destination Point to a Mastronardi or Affiliate facility, Mastronardi has the right within [***] of receipt of such Products to the First Destination Point, to inspect the quality of the Products and shall have the right to notify Grower that the Products fail to meet the quality standards required under this Agreement, in which case Grower shall accept, at Grower’s cost, a return of the Products as rejected under this Agreement. Mastronardi shall also have the right to notify Grower that the Products have been inspected by Mastronardi’s customer within [***] from receipt of Products to the First Destination Point, and rejected by such customer in that the Products fail to meet the quality standards required under this Agreement, in which case Grower shall accept, at Grower’s cost, a return of the Product as rejected under this Agreement, unless the rejection was at no fault of Grower and caused by Mastronardi. Mastronardi will provide to Grower reasonable documentation for the basis of rejections.

17.	In the event Grower and Mastronardi agree in writing to change any or all of the fresh produce products or quantities to be grown under this Agreement, all such products grown shall be included within the meaning of “Products” under this Agreement. All varieties planted are to be approved by Mastronardi in writing. Mastronardi will determine the specifications of the Product, timeframe of the crops and any interplant schedule.

18.	Given enough time to make adjustments before the beginning of each growing season, Grower and Mastronardi will consult with each other to plan future marketing and sales strategies for the following season, including forecasting the type of seeds and products to be grown as well as the quantities that should be cultivated for the next season and the approximate pack and schedule of delivery together with a forecast of future sales (in each case a, “Future Forecast” and collectively with the Initial Forecast referred to as a, “Forecast”). Notwithstanding anything to the contrary in this Agreement or otherwise, in the event that the Parties agree to any fixed prices during any applicable Term but Grower’s actual delivery of Product under this Agreement varies by more than [***] percent above or below ([***]%+/-) either or both, the Forecast or any applicable pack schedule for any applicable period, at Mastronardi’s option, the Product prices for such period shall be determined based upon a Market Price.

19.	Expansion of Production. Products to be sold by Grower to Mastronardi are intended to include the entire production capacity of the Facility. The Parties agree that any products that arise as a result of the direct or indirect expansion in growing acreage or growing operations by Grower in any or all of the geographical location that encompasses [***], including any Affiliates or Persons under common control (collectively, “Additional Products”), will first be offered to Mastronardi as a first right of refusal. The right of first refusal shall be provided to Mastronardi in writing (in each case, a “RFR Notice”), in which case and at Mastronardi’s election to be made within [***] of receipt of a RFR Notice, Mastronardi shall have the right to elect to include such Additional Products with the Products of this Agreement (“RFR Election”) for the greater of, (i) ten years from the date of first commercial production of the Additional Products, or (ii) the remainder of the Term. Grower’s failure to grant Mastronardi any right of first refusal shall be deemed a breach of the exclusivity provisions of this Agreement, and for each failure Grower shall pay to Mastronardi for the remainder of the Term liquidated damages in the sum of $[***] US dollars for [***] used to grow the Additional Products for the growing season in which the breach occurs, and for each remaining growing season thereafter for which such exclusivity is violated on a per acre basis. Any partial breach in exclusivity of an acre shall be deemed a breach of the entire acre. The remedies in this section are in addition to any other actions or remedies Mastronardi may be entitled to under applicable law.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.	/s/ JW	Initials /s/ PM
Grower Mastronardi

20.	Additional [***] Facilities. In the event that during the Term, any or all of Grower, its Affiliates, and their respective directors, officers and principals, and those for whom Grower, directly or indirectly, through an Affiliate, principal, agent, representative, business venture, material interest, third Person, or otherwise, conduct business in the growing and manufacturing of fresh greenhouse grown produce from any or all of the geographical location that encompasses [***], (in each case, a “New Grower Facility”), then each New Grower Facility shall be and is hereby deemed, at Mastronardi’s election, to be under a grower agreement with Mastronardi for a period of ten (10) years and under the same material terms and conditions of this Agreement, as applicable to each New Grower Facility, as may be amended, replaced or superseded by the written agreement of the Parties, which grower agreement terms shall survive any subsequent termination of this Agreement. With respect to Mastronardi’s timing in which to elect to exercise its right of first refusal under this Section, the provision and time frame of the RFR Notice and RFR Election above for Expansion of Production will apply to each New Grower Facility on a case by case basis. The Parties agree that the intent of this provision is to insure that all Products grown directly or indirectly by Grower, its Affiliates, owners, directors and principals, and those for whom Grower is legally responsible, in whatever capacity during the Term, shall first be offered to be sold and marketed by Mastronardi.

21.	Mastronardi at its own discretion may maintain, at its own expense, at the Facility, a member of its organization at any time during the Term, including, before, during or after the growing season in coordination with Grower’s management team and growing schedule to undertake actions consistent with this Agreement, including, administration questions related to the fulfillment of Mastronardi and Grower obligations set out in this Agreement and verification of the quantities and qualities of the Products produced at the Facility. Grower shall provide, at no cost to Mastronardi, office facilities to accommodate any Person designated by Mastronardi pursuant to this section.

22.	Grower will actively pursue obtaining and shall maintain as applicable for all Products sold to Mastronardi during the entire Term, products liability insurance covering risks for Products shipped to Mastronardi in the United States and Canada with a minimum coverage of $[***] USD per incident and with Mastronardi as an additional named insured on such policy and Grower will further provide Mastronardi with a certificate of insurance reflecting such coverage. Grower will completely indemnify Mastronardi against any product liability claims that arise or relate to the Products that are directly or indirectly caused or attributable to Grower. Grower hereby further agrees to fully indemnify Mastronardi, and to fully provide for the cost of any defense and to hold Mastronardi and any and all of its Affiliates, subsidiaries, parents, officers, directors, owners, employees and agents, completely harmless from any and all liability arising out of Grower’s failure, for any reason, to comply with the Grower’s warranties, representations and obligations in this Agreement. Mastronardi has full discretion to honor any customer request to return or reject Products previously purchased or delivered when such customer request is based upon any import alert or other announcement by any governmental authority, or in circumstances that Mastronardi believes is appropriate to protect its image and brand.

23.	Notice. All communications between Mastronardi and Grower for the purposes of this Agreement shall be delivered by either, hand delivery, email or overnight currier, as set forth in the Schedule 21. Any transmission by e-mail by one party to the other shall be deemed to have been presumably received on the business day next following the transmission of such communication by e-mail, subject to reasonable proof that the communication was received. Any communication delivered by hand shall be deemed to have been received on the date of receipt and any communication sent by internationally recognized courier shall be deemed to have been received on the date of receipt as shown in the records of the courier service used for such delivery.

24.	This Agreement may be assignable by Mastronardi either directly or indirectly, to an Affiliate of Mastronardi or to a successor of Mastronardi in connection with a sale of substantially all of the equity or assets of Mastronardi. Grower shall not assign this Agreement or any obligations therein without the prior written consent of Mastronardi.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.	/s/ JW	Initials /s/ PM
Grower Mastronardi

25.	Mastronardi and Grower shall during the Term of this Agreement and thereafter treat as confidential any and all information learned by the other concerning the non-public business or affairs of the other including, but not limited to, all documents, pacts, agreements, contracts, price policies, letters of credit, designs, verbal, written, electronic, digital, etc. information (“Confidential Information”) and, in particular, Grower and Mastronardi agree that no Confidential Information available for both Parties in this Agreement shall be shared with third parties without the written permission of both parties. In the event a party receives a subpoena or other court or similar process for Confidential Information, such receiving party shall promptly notify the other party of such facts in order for such party to undertake a timely objection to such process or proceeding. The term Confidential Information does not include information which: (i) is already in a party’s possession if such information is not subject to another confidentiality agreement with the non-disclosing party; (ii) is currently available from public records; (iii) becomes generally available to the public other than as a result of a disclosure by a party, its managers, members, directors, officers, shareholders, employees, agents or advisors; (iv) becomes available to a party on a non-confidential basis from a source other than the non-disclosing party, provided that such source is not bound by a confidentiality agreement with the non-disclosing party; or (v) is independently developed by the party without regard to Confidential Information as evidenced by contemporaneous written documentation. These confidentiality provisions are intended to be construed in connection with and not in replacement of any non-disclosure and confidentiality agreement that governs the parties that was entered into contemporaneously or prior to the Effective Date, provided, however, if there is any conflict between the governing law and choice of forum provisions, the provisions of this Agreement for governing law and choice of forum shall prevail.

26.	The relationship between Mastronardi and Grower is that of an independent contractor and each party shall be responsible for the remittance of its own employee deductions and taxes, and neither Party shall have any right to any additional remuneration or benefits provided by a Party to its employees. Mastronardi and Grower shall be responsible for its own remittance of any income, goods and service, or other applicable taxes. Grower and Mastronardi, will be responsible for their own professional expenses, including legal, accounting, and other professional fees.

27.	Term. The initial term of this Agreement shall be for ten (10) full calendar years (“Initial Term”) and shall commence on the Initial Term Commencement Date, as reasonably determined by Mastronardi. A growing season is typically a one year period, provided, however, growing season and harvest dates may also be reasonably adjusted by Mastronardi based on planting schedules, quality and market conditions. This Agreement also replaces any current agreement that may be active in its entirety. At the end of the Initial Term, the contract shall be automatically extended for additional one year terms (each a, “Renewal Term”), unless terminated by written notice by one party to the other party not later than 240 calendar days prior to the end of the then applicable term. The Initial Term and any Renewal Term shall be collectively referred to as the “Term.”

28.	Notwithstanding the above, this Agreement may be immediately terminated by either party if:

(a)	at the election of the other party if bankruptcy or insolvency proceedings are instituted by or against a party, that are not otherwise dismissed within [***] of implementation of such proceedings that are not voluntarily commenced by the applicable party;

(b)	the Parties mutually agree in writing; or

(c)	the breach of any provision of this Agreement by either party, which has not been corrected within [***] of the giving of the notice of such breach by the non-breaching party to the breaching party, provided, however, the obligation of Grower to either or both, timely deliver Products and maintain exclusivity shall not be subject to cure.

29.	In addition to the right to terminate by either party as set forth in this Agreement, at any time during the thirty (30) day period after the third full growing season of the Initial Term, Grower shall have the one-time right to terminate this Agreement early by providing written notice of termination to Mastronardi (“Grower Termination Notice”) no less than 240 days prior to and effective as of the end of the growing season upon which the Grower Termination Notice is received by Mastronardi (the “Early Termination Growing Season”), subject to all of the following conditions precedent:

(a)	Grower acting in good faith having failed to timely make its lease payments under the Greenhouse Lease, provided that Mastronardi will have the option to make up such shortfall within sixty days of receipt of a timely and valid Grower Termination Notice;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.	/s/ JW	Initials /s/ PM
Grower Mastronardi

(b)	Grower not having materially breached its obligations under any or all of the Grower Agreement or any other agreement among Grower and Mastronardi, or any Affiliate;

(c)	Grower having during the Term timely met its US #1 quality, agreed specifications, volume, delivery and packaging forecasts and schedules, as may be amended from time to time by the parties during the Term;

(d)	Subject to CEFF Morehead Property, LLC, Mastronardi and Grower supplementing Schedule 28(d), and except as a result of being caused by a Force Majeure Event, Mastronardi having returned to Grower an average return during the trailing three growing seasons prior to the Early Termination Growing Season that fails to achieve [***] percent ([***]%) of the average return to Grower on a collective basis as set forth in the Grower Model, provided, however, that Mastronardi will have a [***] right to cure any shortfall amount upon receipt of the Grower Termination Notice; and

(e)	Mastronardi having received, an amount in cash or cash equivalent equal to all costs and expenditures incurred by Mastronardi in furtherance of the operation of the Facility contemplated under this Agreement, including all expenses, capital contributions, infusion of working capital, tenant backstop expenses or otherwise, plus interest at the prime rate per annum.

30.	All payments to be made by Mastronardi to Grower for the Products purchased by Mastronardi in accordance with this Agreement, shall be made by bank transfer or any other means acceptable to both Parties in US Dollars. All payments to be made by Mastronardi to Grower shall be paid no later than [***] after the date Mastronardi picks up the Products from the Facility. Grower will provide to Mastronardi on an ongoing basis the name of its bank and its account number for bank transfer purposes. Grower shall provide Mastronardi with the corresponding invoices, which shall comply with all the legal and tax requirements established by the then applicable Mexican laws.

31.	Grower covenants and agrees to fully indemnify, defend and hold Mastronardi, its Affiliates, subsidiaries, officers, directors, employees, contractors, representatives, attorneys-in-fact, agents and any other Persons for whom Mastronardi is legally responsible (collectively, the “Mastronardi Parties”), harmless, individually and collectively, from and against any and all costs (including attorney fees, consultant fees and expert fees), claims, liens, damages, losses, expenses, fees, fines, penalties, proceedings, actions, demands, causes of action, liability and suits of any kind and nature, including but not limited to, personal or bodily injury, death and property damage, made upon any of the Mastronardi Parties, directly or indirectly arising out of, resulting from or related to: Grower, its Affiliates, subsidiaries, officers, agents, representatives, contractors, employees, directors or Person for whom Grower is legally responsible (collectively, the “Grower Parties”), (i) breach of this Agreement or any other agreement with Mastronardi, and (ii) any of the Grower Parties’ acts or omissions, including negligence or intentional misconduct and any acts or omissions of any Grower Parties while in the exercise of performance of the rights or duties under this Agreement or otherwise. The provisions of this indemnity are solely for the benefit of the Mastronardi Parties hereto and not intended to create or grant any rights, contractual or otherwise, to any other Person or entity. Grower shall advise Mastronardi in writing within [***] of any claim or demand against Mastronardi or Grower related to or arising out of Grower’s activities under this Agreement and shall see to the investigation and defense of such claim. Mastronardi shall have the right, at its option and at its own expense, to participate in such defense without relieving Grower of any of its obligations under this paragraph.

32.	Governing Law; Choice of Forum; Other. The validity, construction and interpretation of this Agreement and the rights and duties of the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Michigan, excluding its conflict of laws principles. Any legal action or proceeding arising under this Agreement will be brought either in the federal courts in the Eastern District of Michigan or state courts located in either Wayne or Oakland County, Michigan and the Parties hereby irrevocably consent to the personal jurisdiction and venue therein. This Agreement may be executed in counterpart copies, and, in the absence of an original signature, faxed signatures will be considered the equivalent of an original signature. If a provision of this Agreement is held invalid under any applicable law, such invalidity will not affect any other provision of this Agreement that can be given effect without the invalid provision. Further, all terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court is requested to reform any and all terms or conditions to give them such effect. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full in this Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.	/s/ JW	Initials /s/ PM
Grower Mastronardi

33.	Force Majeure. If a Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of any cause beyond the reasonable control of such Party, including (but only to the extent beyond the reasonable control of such Party), fire, flood, storm, strike, lockout or other similar work stoppage, embargoes or blockades, any applicable law, judicial or administrative process or proceeding, proclamation, ordinance, demand or requirement of any governmental authority, riot, war, rebellion, emergencies, terrorist act, terrorism, earthquakes, hurricanes, nuclear accident, power outage, blackout, shortage of adequate power or transportation facilities, or other acts of God (in each case, a “Force Majeure Event”), then upon written notice to the other Party, the affected provisions and/or other requirements of this Agreement, including regarding payment for interrupted services, shall be suspended or reduced by an amount consistent with reductions made to the other operations of such Party affected by the Force Majeure Event, and during the period of such disability, the affected Party shall have no liability to the other Party in connection therewith unless the affected Party has or is required to be covered for such risk or loss by insurance; provided, however, that upon the occurrence of a Force Majeure Event, the affected Party shall promptly implement its own business continuity plan and disaster recovery plan in order to resume its obligations and duties under this Agreement. During the term of any such suspension or reduction, the affected Party shall (a) use commercially reasonable efforts to resume performance of its obligations as soon as reasonably possible and (b) provide periodic updates to the other Party regarding the status of its efforts to resume performance. Time being of the essence for all obligations under this Agreement.

34.	For purposes of this Agreement,

(a)            “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(b)            “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or any other organization or association or other form of business enterprise or a Governmental Authority.

35.	WAIVER JURY TRIAL. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS AND DEALINGS BETWEEN THE PARTIES TO THIS AGREEMENT (INCLUDING ALL CLAIMS IN TORT, CONTRACT OR OTHERWISE), AND AGREE THAT ANY SUCH ACTION PERMITTED BY THIS AGREEMENT TO BE TRIED BEFORE A COURT OF COMPETENT JURISDICTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

The Parties have executed this Agreement to be effective on and as of the Effective Date.

(Signatures contained on next page)

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.	/s/ JW	Initials /s/ PM
Grower Mastronardi

(Signature Page to Grower Agreement)

“GROWER” AppHarvest, Inc., a Delaware corporation By: /s/ Jonathan Webb Name: Jonathan Webb Title: CEO Date: 3/28/2019 Signed in Lexington, Kentucky I have authority to bind the company

“MASTRONARDI”

Mastronardi Produce Limited, an Ontario corporation

By: /s/ Paul Mastronardi

Name: Paul Mastronardi

Title: President and CEO

Date: 3/28/2019

Signed in Kingsville, Ontario

I have authority to bind the corporation

Exhibits and Schedules

Addresses for Notices	Schedule 21

Grower Model	Schedule 28(d)

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 21
Addresses for Notices

[***]	[***]
[***]	[***]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 28(d)
Grower Model

[***]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A
Non-Solicitation and Non-Competition Restrictive Covenants

Grower and Mastronardi further agree to the following Non-Solicitation and Non-Competition provisions. Capitalized terms not otherwise defined in this Exhibit A will have the meanings set forth in the body of the Agreement.

1.            Additional Definitions.

(a)            “Territory” means the geographical location that encompasses the states of Kentucky and West Virginia, USA.

(b)            “Mastronardi Business” means the business of Mastronardi and its Affiliates consisting of any or all of, the (i) growing, producing, procuring, packaging, warehousing, selling, marketing and distributing Mastronardi Products, and (ii) any services or products related to the foregoing.

(c)            “Mastronardi Products” means, fresh produce products that are, [***].

2.            Grower on behalf of Grower Parties acknowledges and agrees that as a result of entering into the Agreement and conducting business with Mastronardi, including the development and operation of a Facility, Grower Parties have intimate knowledge of the Mastronardi Business, including knowledge of Mastronardi’s Confidential Information and relationships with its customers, vendors, suppliers and growers, and that such knowledge and relationships are such that if Grower and any of the other Grower Parties were to compete with Mastronardi or the other Mastronardi Parties either or both, within and outside of the Territory, Mastronardi would be severely and irreparably damaged. Further, Grower acknowledges and agrees that the restrictive covenants are a fundamental element of the transactions contemplated under the Agreement. Accordingly, Grower acknowledges on its behalf and on behalf of each of the other Grower Parties, that Grower shall not, and shall cause the other Grower Parties not to, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any Person, other than for the direct benefit or upon the written permission of Mastronardi that specifically references this Exhibit A, do any of the following:

(a)            Non-Solicitation and Employ. During the Term of the Agreement and for a period of [***], employ or engage, recruit, solicit, attempt to employ or engage, or affirmatively assist any other Person in employing, engaging or soliciting for employment or engagement any employee of Mastronardi or any of its Affiliates without first obtaining Mastronardi’s express written consent. Nothing contained herein shall preclude the hiring of any such employee who responds to a general solicitation of employment through a general advertisement not targeted specifically at Mastronardi, its Affiliates or their respective employees, provided that such general advertisement was not directly or indirectly instructed or induced by the Grower or any of the other Grower Parties to solicit the employees of Mastronardi or its Affiliates;

(b)            Exclusive Right to Sell or Furnish Mastronardi Products in the Territory. During the Term of the Agreement, sell, manage, endorse, support, promote, advertise, market, sponsor, operate, control, provide any form of assistance to, or provide services or products, that will cause any Mastronardi Products grown or harvested outside of the Territory to be furnished, transferred or sold inside the Territory; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)            Non-Compete Mastronardi Business. During the Term of the Agreement, sell, manage, endorse, support, promote, advertise, market, sponsor, operate, control, provide any form of assistance to, or provide services or products, or otherwise engage in any undertaking that compete with the Mastronardi Business outside of the Territory.

3.            If any court of competent jurisdiction determines that any of the covenants set forth in the Agreement, or any part thereof, is unenforceable because of the duration, geographic scope or terms of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to the Agreement or by making such other modifications as it deems warranted for the purpose to carry out the intent and agreement of the Parties as embodied in the Agreement to the maximum extent permitted by applicable law.

4.            Grower hereby acknowledges and agrees that a breach of this Agreement with respect to provisions relating to the restrictive covenants will cause Mastronardi or the other Mastronardi Parties irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, such opposing party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which such other party may be entitled under applicable law, including equity, without posting of a bond or proving actual harm. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under applicable law including equity.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.